Exhibit 99(a)(1)

                        ANNUAL STATEMENT AS TO COMPLIANCE

                              OFFICER'S CERTIFICATE



Re:   Mortgage Capital Funding, Inc.
      Multifamily/Commercial Mortgage Pass-through Certificates
      Series 1997-MC2 (the "Trust")

As an authorized officer of CRIIMI MAE Services Limited Partnership, Special Servicer for the Trust, I hereby certify that (i) a review of the activities and performance of the Special Servicer under the Pooling and Servicing Agreement dated November 1, 1997 (the "Agreement"), for the period ending December 31, 1997 has been made under my supervision; (ii) to the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations in all material respects under this Agreement throughout the aforementioned period; and
(iii) no notice has been received regarding the qualification or status as a REMIC of, or otherwise asserting a tax (other than ad valorem real property taxes or other similar taxes on REO property) on the income or assets of, any portion of the Trust Fund from the Internal Revenue Service or from any other governmental agency or body.

CRIIMI MAE SERVICES LIMITED PARTNERSHIP

      By:   CRIIMI MAE Services, Inc.,
            Its general partner

            /s/Maribeth Stahl
            By:  Maribeth Stahl
                    Vice President


March 13, 1998

                                    March 6, 1998


ABS Trust Services Group-MCFI Series 1997-MC2
LaSalle National Bank
135 South LaSalle Street
Suite 1740
Chicago, IL 60603-0000


                        Mortgage Capital Funding, Inc.
          Multifamily/Commercial Mortgage Pass-Through Certificates
                               Series 1997-MC2


                            OFFICER'S CERTIFICATE


Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the current calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period; (iii) to the best of the undersigned's knowledge, the sub-servicer, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the Code.


                                    /s/  Charles J. Sipple       3/10/98
                                    Charles J. Sipple            Date
                                    Senior Vice President



                                    /s/  Paula J. Mickelson    3/10/98
                                    Paula J. Mickelson           Date
                                    Vice President


      cc:   Mortgage Finance
            Mortgage Capital Funding, Inc.
            399 Park Avenue
            3rd Floor
            New York, NY 10043-0000